SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 27, 2000
                                                 (December 12, 2000)

                            Empire Energy Corporation
             (Exact Name of Registrant as specified in its charter)


            Utah                        1-10077                  87-0401761
            ----                        -------                  ----------
(State or other jurisdiction)   (Commission file number)   (IRS Employer ID No.)

7500 College Boulevard, Suite 1215, Overland Park, Kansas           66210
---------------------------------------------------------           -----
(address of principal executive offices)                          (zip code)


                                 (913) 469-5615
                                 --------------
              (Registrant's telephone number, including area code)

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Item 2. Acquisition or Disposition of Assets
--------------------------------------------

     On Empire Energy Corporation ("Registrant") and Commonwealth Energy Corp. ("Commonwealth") executed a formal Plan of Arrangement (the "Agreement") pursuant to which Registrant will acquire all of the issued and outstanding common stock of Comonwealth. Pursuant to the terms of the Agreement, Registrant intends to operate Commonwealth and its subsidiaries as subsidiaries.

     Overview of Commonwealth and its Properties:

     Commonwealth is an energy company primarily engaged in the acquisition and exploration of petroleum and natural gas properties in the United States and Canada. The company, located in White Rock, British Columbia, lists for trading on the Canadian Venture Exchange (formerly the Alberta Stock Exchange).Commonwealth has two wholly owned subsidiaries, Blue Mountain Resources Inc. and Commonwealth Energy (USA) Inc. The company owns and/or operates oil and gas producing properties and prospects as follows:

     Wyoming Prospects:

     A group of 7 prospects located in the Powder River Basin in Weston County, Wyoming all targeting the Fall River (Dakota) Formation and are Channel Sand Prospects. A 100% interest in a 2,215.28 acre lease known as the Beacon Prospect in Converse County, Wyoming. A 45% working interest in 3,304 (1 486 net) acres in the form of leases near the Giggs Thompson and Seedy Draw oil fields in the Weston and Niobrara Counties of Wyoming, also in the Powder River Basin. Double Dare Prospect located in the heart of the Powder River Basin near the Sand Dune field (discovered by Kerr McGee).

     Texas Properties

     A 50% Working Interest in the 703.96 acre Bedsole Unit located in Leon County, Texas with one well previously drilled with engineering studies supporting reserves of 38.3 Billion Cubic feet of Gas with a net probable recovery of 16.32 Billion Cubic feet of Gas. A 39% working interest in the Camp Colorado Prospect located in Coleman County, Texas situated in north central Texas on the Bend Arch with two producing wells, the Warren/Thurmond #1 and the Warren/Thurmond #2. A 50% working interest in the 3,000 acre Old World Prospect located in Parker County, Texas, also with current field production.

     Oklahoma Properties

     Blue Mountain Resources Inc.; a wholly owned subsidiary of Commonwealth, holds a 50% working interest in Johnston and Tyler Lease (Contiguous), a 480 acre project located in Washington County, Oklahoma, near Bartlesville, Oklahoma. The Johnston Lease produces oil from the Wayside sand formation from four producing wells. A working interest in the Spring Creek, Oklahoma field.

     Canadian Properties

     Commonwealth owns a minority working interest (approximately 5%) in 740 gas wells and gas gathering facilities located throughout Alberta, Canada.

     Commonwealth has signed an exclusive 5-year agreement with Electro Seise Inc. of Fort Worth, Texas to employ their proprietary 3-D gravity/E geological survey technology in the Powder River Basin of Wyoming. In the last two years Electro Seise Inc.'s system, known as Differential GPS Hydrocarbon Surveys, has had an 87% success rate. This technology is also anticipated to be applied to the other leases mentioned above.

     Empire will acquire 100% of Commonwealth in a stock exchange on the basis of 6 shares of Commonwealth for 1 share of Empire. As such, Empire will exchange an estimated 6 million shares of its common stock for all of the issued and outstanding shares of Commonwealth.

     Two Commonwealth executives will take seats on the Empire Board of Directors. Empire will be responsible for all management and operations including production and exploration, headquarters will be based in Overland Park, Kansas with an office maintained and staffed (3 staff) in White Rock, BC. Upon completion of the acquisition, it is anticipated that the asset value of Empire will be approximately $8 - 10 million and Empire expects to make application for listing on the American Stock Exchange. The transaction is expected to be completed by the end of February 2001.

     Closing of the transaction is subject to shareholder approval of Commonwealth shareholders and the shareholders of Registrant. No registration statement will be filed covering the issuance of shares to the shareholders of Commonwealth because Registrant believes such issuance is exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 3(a)(10), Regulation S and Rules 145.

     Registrant and Commonwealth negotiated at arm's length to determine the exchange rate of the Empire shares for the Common wealth shares. The factors that were considered included the relative financial position of each company, the potential growth of each company and the market value of the common stock of Registrant.

     There is no relationship between Registrant or its affiliates, officers or directors and Commonwealth or its affiliates, officers and directors.

     The Registrant is still evaluating the business of Commonwealth but expects to make no major changes in the manner in which Commonwealth conducts its business.


Item 7. Financial Statements and Exhibits.
------------------------------------------

     (a) Financial Statements
     ------------------------

          Audited financial statements of Commonwealth Energy Corp. will be provided in a timely manner as required by Form 8-K.

     (b) Pro forma Financial Statements
     ----------------------------------

          Pro forma financial information of Registrant and Commonwealth will be filed in a timely manner as required by Form 8.

     (c) Exhibits
     ------------

          2.0 Plan of Arrangement.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned duly authorized officer.

                                            Empire Energy Corporation
                                                  (Registrant)


Dated: December 27, 2000                    By: /s/ Norman L. Peterson
                                            --------------------------
                                            Norman L. Peterson
                                            President